Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus, and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information for Northeast Investors Growth Fund in Post-Effective Amendment Number 36 to the Registration Statement (Form N-1A, No. 2-68483) of Northeast Investors Growth Fund, and to the inclusion of our report dated February 22, 2011 on the financial statements and financial highlights of Northeast Investors Growth Fund included in the Annual Report to Shareholders for the fiscal year ended December 31, 2010.



                                                        /s/ Ernst & Young LLP


Boston, Massachusetts
April 25, 2011